                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               Superlotto.ws, Inc.
                 (Name of small business issuer in its charter)

                                   California
                            (State or jurisdiction of
                         incorporation or organization)


                                      5182
                          (Primary Standard Industrial
                             Classification Number)

                                   33-0906463
                        (I.R.S. Employer Identification
                                     Number)

                           3665 Ruffin Road, Suite 225
                               San Diego, Ca 92123
                              Phone:(858) 571-8431
                               Fax: (858) 571-8497

 (Address and telephone number of principal executive offices and place of business)

                                Kennan E. Kaeder
                                 Attorney at Law
                          110 West C Street, Suite 1904
                               San Diego, Ca 92101
                              Phone: (619)232-6545
                               Fax: (619) 236-8182
                          Email: kennan@kklawoffice.com
            (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                          [ x]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                           [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Title of each class     Amount to be     Proposed maximum       Proposed maximum       Amount of
of securities to be     registered       offering price per     aggregate offering     registration fee
registered                               share                  price
Common                  5,000,000        $0.10                  $500,000               $132.00
-------------------------------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                -----------------
                                TABLE OF CONTENTS
                                -----------------


                                                                                         Page

Prospectus Summary.........................................................................1

Risk Factors...............................................................................2

         Our Company Is Only Recently Organized With No Operating History
         Which Makes An Evaluation Of Us Difficult.........................................2

         Because Of Our Lack Of Funds And Past Losses, Our Independent Certified
         Public Accountants' Audit Report Indicates There Is Substantial Doubt
         About  Our Ability To Continue As A Going Concern.................................2

         The Success Of Our Company Is Dependent On Our Management Who Has
         Limited Experience And Will Not Spend Full Time Working For Our
         Company Which Makes Our Future Even More Uncertain................................2

         Our Business Is Capital Intensive And We Have No Significant Operating
         Capital So We Are Dependent Upon This Offering To Be Able To Implement
         Our Business Plan And Our Lack Of Revenues And Profits May Make Our
         Obtaining Additional Capital More Difficult.......................................2

Use Of Proceeds............................................................................3

Determination Of Offering Price............................................................4

Dilution...................................................................................4

Plan Of Distribution.......................................................................6

Special Note Regarding Forward Looking Statements..........................................8

Legal Proceedings..........................................................................8

Directors, Executive Officers, Promoters And Control Persons...............................8

Security Ownership Of Certain Beneficial Owners And Management.............................9

Description Of Securities..................................................................10

Shares Eligible For Future Sale............................................................12

Certain Transactions.......................................................................14

Business...................................................................................16

Management Discussion And Analysis Or Plan Of Operation....................................34

Legal Matters..............................................................................36

Experts....................................................................................36

Available Information......................................................................36

Financial Statements.......................................................................F1

         Until ___________________________, 2000, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

             SUBJECT TO COMPLETION DATED NOVEMBER 13, 2000 PROSPECTUS

                           [LOGO SUPERLOTTO.WS, INC.]

                               SUPERLOTTO.WS, INC.

                                5,000,000 Shares

                                  Common Stock

                         Offering Price $0.10 per share

         This is our initial public offering so there is currently no public market for our shares.

      An investment in our company is risky, especially given the young age of our company. Only people who can afford to lose the money they invest in our company should invest in our shares. A full discussion of the risks of owning our shares begins at page 7 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

             Price to Public Payable   Commissions &           Proceeds to
             In Cash On Subscription   Discounts Prior to      Company  Prior to
                                       Legal and Accounting    Legal and
                                       Fees                    Accounting Fees
Per Share    $0.10                     $.00                    $.010
Total        $500,000                  $.00                    $500,000


         We will offer the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. The offering will remain open until September 1, 2001, unless we decide to cease selling efforts prior to this date. The minimum purchase is 50,000 shares at $.10 per share or $5,000.00.

         The information in this prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

                               SUPERLOTTO.WS, INC.

                 The date of this prospectus is November 13, 2000

                               PROSPECTUS SUMMARY

     SUPERLOTTO.WS, INC. was incorporated under the laws of the State of California on April 13, 2000. We have not commenced active business operations and are considered a development stage enterprise.

     We intend to design, produce and market the largest worldwide Internet lottery. The Company's lottery will be marketed through traditional as well as Internet marketing channels. The Company's web site will be marketed as potentially the single largest lottery, with the ability to draw massive player interest and produce weekly jackpots previously unimaginable.

     The web site will also have the ability to interface and be viewed by all of the players/members through the Company's weekly lottery show, to be seen live through the web site, via video teleconferencing. The Company's revenue will be derived directly from a portion of the proceeds of its weekly pools.

     Our principal office is currently located at 3665 Ruffin Road, Suite 225, San Diego, California 92123. Our telephone number at that location is (858) 571-8431 and our facsimile number is (858) 571-8497. We are currently constructing a web site on the world wide web at www.superlotto.ws (textual reference only).

                                        The Offering

Securities Offered...................... 5,000,000 shares of common stock.

Offering Price.......................... The shares are offered at $0.10 per share for total gross
                                         offering proceeds of $500,000.
                                         The minimum purchase is 50,000
                                         shares or $5,000.00. However, as
                                         many as 1,500,000 shares, also
                                         valued at $.10 per share, may be
                                         issued for services at the fair
                                         market value of the services
                                         rendered.


Terms Of The Offering................... There is no minimum offering.
                                         Accordingly, as shares are sold, we
                                         will use the money raised for our
                                         activities.  The offering will remain
                                         open until September 1, 2001, or an
                                         additional 60 days at the sole
                                         discretion of our management, unless
                                         the total proceeds are earlier received
                                         or we determine, in our sole discretion
                                         to cease selling efforts.

                                  RISK FACTORS

     Our Company Is Only Recently Organized With No Operating History Which Makes An Evaluation Of Us Difficult. Our company was recently organized on April 13, 2000 and is a start-up company. We have no operating history and we do not have any business prior to our organization. There is nothing at this time on which to base an assumption that our business plans will prove successful, and there is no assurance that we will be able to operate profitably. You should not invest in this offering unless you can afford to lose your entire investment.

     Because Of Our Lack Of Funds And Past Losses, Our Independent Accountants' Audit Report Indicates There Is Substantial Doubt About Our Ability To Continue As A Going Concern. Our independent certified public accountants have pointed out that we have incurred losses since our inception and have not yet been successful in establishing profitable operations, raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. If we are unable to raise additional capital then you may lose your entire investment.

     The Success Of Our Company Is Dependent On Our Management Who Has Limited Experience And Will Not Spend Full Time Working For Our Company Which Makes Our Future Even More Uncertain. As compared to many other public companies, our company does not presently have a depth of managerial and technical personnel. Our management has only limited experience with the business proposed to be engaged in by us. Furthermore, Kristin Brin, our sole officer and director, will not be employed full time, at least initially, as he is involved with other businesses and have other interests which could give rise to conflicts of interest with respect to the business of and the amount of time devoted to our company.

     Our Business Is Capital Intensive And We Have No Significant Operating Capital So We Are Dependent Upon This Offering To Be Able To Implement Our Business Plan And Our Lack Of Revenues And Profits May Make Our Obtaining Additional Capital More Difficult. We presently have no significant operating capital and we are totally dependent upon receipt of the proceeds of this offering to provide the capital necessary to commence our proposed business. Upon completion of the offering, the amount of capital available to us will still be extremely limited, especially if less than the total amount of the offering is raised since this is not an underwritten offering. We have no commitments for additional cash funding beyond the proceeds expected to be received from this offering. In the event that the proceeds from this offering are not sufficient given the capital-intensive nature of our business, we may need to seek additional financing from commercial lenders or other sources, for which we presently have no commitments or arrangements.

                                 USE OF PROCEEDS

     The net proceeds to us from the sale of the 5,000,000 shares offered hereby at a public offering price of $0.10 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $25,000 for legal, accounting, printing and other costs in connection with the offering.

     The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. Pending use, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.

Percent of total shares offered                      25%               50%              75%           100%
                                                    ($)                ($)             ($)            ($)
                                              ------------       -----------      -----------    -----------

Shares sold                                      1,250,000         2,500,000        3,750,000      5,000,000
Gross proceeds from offering                      $125,000          $250,000         $375,000       $500,000

Less: Offering Expenses                            $25,000           $25,000          $25,000        $25,000
Use of Net Proceeds
   Accounting & legal fees                         $25,000           $25,000          $25,000        $25,000
   Web site development                            $10,000           $50,000          $75,000       $100,000
   Computer & office equipment                     $10,000           $20,000          $40,000        $60,000
   Internet access                                 $10,000           $20,000          $25,000        $30,000
   Sales & marketing                               $15,000           $35,000          $50,000        $75,000
   Consulting fees                                  $5,000           $10,000          $17,500        $25,000
   Management Compensation                         $10,000           $30,000          $35,000        $40,000
   Operating & working capital                     $10,000           $25,000          $35,000        $40,000
   Marketing                                        $5,000           $10,000          $47,500        $80,000
                                               -----------       -----------      -----------    -----------

Total Use of Proceeds                             $125,000          $250,000         $375,000       $500,000
                                                 =========         =========        =========      =========

     It is possible that no proceeds may be raised from this offering. It is also possible that some, but not all, of the 5,000,000 shares offered will be sold. If fewer than all of the shares are sold, we will have to delay or modify our plan. There can be no assurance that any delay or modification will not adversely affect our development. If we require additional funds to develop our plan, such funds may not be available on terms acceptable to us.

     Possible working capital uses include advertising and other ongoing selling, general and administrative expenses, to be determined by our executive officers based upon their assessment of our company's needs.

     Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is received, funds will be applied according to the priorities outlined above. For example, if $125,000 is received, $25,000 will be used to pay for accounting and legal fees, $10,000 will be used to develop and maintain the web sites and the remaining $75,000 will be spent on purchasing computer and office equipment. If less than $25,000 is received, the entire amount will be applied toward legal and accounting fees for state blue sky registrations and quarterly and annual reports required under the Securities Exchange Act of 1934.

     Some of the web site development, sales and marketing services we require may be paid through the issuance of shares.

                         DETERMINATION OF OFFERING PRICE

     There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

                                    DILUTION

         You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

         Dilution is the difference between the public offering price of $0.10 per share for the common stock offered herein, and the net tangible book value per share of the common stock immediately after its purchase. Our net tangible book value per share is calculated by subtracting our total liabilities from our total assets less any intangible assets, and then dividing by the number of shares then outstanding.

         Our net book value prior to the offering, based on the September 30, 2000 financial statements, was ($21,923) or approximately ($0.0022) per common share. Prior to selling any shares in this offering, we had 10,000,000 shares of common stock outstanding, which were purchased by the founding shareholder on July 1, 2000 for $5,000 in cash and $22,000 in a stock subscription receivable or $.0027 per share. We are now offering up to 5,000,000 shares at $0.10 per share. If all shares* offered herein are sold, we will have 15,000,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to receipt of the net proceeds from the offering on all shares sold and payment and issuance of the additional shares of common stock in the offering, but does not take into consideration any other changes in our net book value, will be $478,077.00 or approximately $0.032 per share. This would result in dilution to investors in this offering of $0.068 per share, or 53% from the public offering price of $0.10 per share. Net book value per share would increase to the benefit of our present stockholders from ($0.0022) prior to the offering to $0.032 after the offering, or an increase of $0.034 per share attributable to purchase of the shares by investors in this offering.

Dilution Table

         The following table sets forth the estimated net book value ("NBV") per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:


                                         1,250,000        2,500,000         3,750,000        5,000,000
                                         shares sold      shares sold       shares sold      shares sold
                                         --------------   --------------    --------------   --------------
Public offering price/share              $ 0.10           $ 0.10            $ 0.10           $ 0.10
NBV/share prior to offering              $(0.0022)        $(0.0022)         $(0.0022)        $(0.0022)
Increase attributable to new investors   $ 0.011          $ 0.02            $ 0.028          $ 0.034
Post offering pro forma NBV/share        $ 0.009          $ 0.018           $ 0.026          $ 0.032
Dilution to new investors                $ 0.091          $ 0.082           $ 0.074          $ 0.068


                              PLAN OF DISTRIBUTION

General

         The following discussion addresses the material terms of the plan of distribution.

         We are offering up to 5,000,000 shares of our common stock at a price of $0.10 per share with a minimum purchase of 50,000 shares for $5,000.00 to be sold by our principal executive officer and director. This will be the only method of distribution. The Company does not intend to make any distribution through an underwriter or on the Internet. The shares will be sold through our principal executive officer and director, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. Since this offering is conducted as a direct participation offering, there can be no assurance that any of the shares will be sold. A subscription agreement, the form of which is attached to this prospectus, will be required to be submitted by all purchasers of the shares.

         There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan following the closing of this offering to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

         Our president, Kristin Brin, shall conduct the offering. Although Ms. Brin is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, Ms. Brin is deemed not to be a broker for the following reasons:

         *She is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of her participation in the sale of our securities.

         *She will not be compensated for her participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

         *She is not an associated person of a broker or dealers at the time of her participation in the sale of our securities.

         *She will restrict her participation to the following activities:

                  A. Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser;

                  B. Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

                  C. Performing ministerial and clerical work involved in effecting any transaction.

     As of the date of this prospectus, no broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

     The offering will remain open for a period until September 1, 2001 or an additional 60 days in our sole discretion, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts. Our officers, directors and stockholders and their affiliates may purchase shares in this offering.

No Escrow Of Proceeds

     There is no escrow of any of the proceeds of this offering. Accordingly, we will have use of such funds once we accept a subscription and funds have cleared. Such funds shall be non-refundable to subscribers except as may be required by applicable law.

Shares Issued For Services

     As many as 1,500,000 shares may be issued for services. Any shares that are issued for services will be valued at $0.10 per share, which is the amount we could have received if we sold the shares instead of issuing it for services.

     We do not currently have any agreements with others to issue shares for services. However, we do anticipate that in the future, we may issue shares for web site development, sales and marketing, Internet access and other services. When we issue shares for services, the value of the services must be a fair market value. The fair market value of the service provided will be determined by our president and will be based upon a reasonable evaluation of market rates and values for specific services.

Penny Stock Reform Act Of 1990

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure for trades in any stock defined as a penny stock. The Securities And Exchange Commission ("SEC") has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                LEGAL PROCEEDINGS

     We are not a party to or aware of any threatened litigation of a material nature.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers And Directors

     The following table sets forth the directors and executive officers of our company, their ages, term served and all officers and positions with our company. A director is elected for a period of one year and thereafter serves until her or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

     There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our director holds no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.


Name of Director      Age   Term Served       Positions with Company
--------------------  ----  ---------------   -----------------------
Kristin Brin          37    Since inception   President, Secretary-
                                              Treasurer & Director

     Ms. Brin will serve as management of our company. A brief description of her background and business experience is as follows:

         Ms. Brin has extensive experience in business. She has created a wholesale wallboard business that supplies hanging coat racks made from vintage panel doors of her own design to 23 boutiques in Chicago, Illinois. This product is now being prototyped for mass production due to its commercial success. She is also the founder of the Brin Enterprises Pet Carrier and the inventor of the patented Kristin Brin Pet Carrier which will be mass marketed to pet care retailers and distributors. Ms. Brin has also worked as a graphic design artist, including freelance graphic design, web site design and business presentations.

     Kristin Brin, the founder of our company. s. Brin initially will devote up to approximately 10 hours per week of her time to the affairs of our company. If and when the business operations of our company increase and a more extensive time commitment is needed, she is prepared to devote more time to our company even on a full-time basis.

Executive Compensation

     Our sole director does not currently receive and has never receive any compensation for serving as a director to date. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers. However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended September 30, 2000, by Mr. Kristin Brin, our sole executive officer.

                           Summary Compensation Table
                          Long-Term Compensation Awards

Name and Principal           Compensation-2000          ($)Number of shares
Position                     Salary      ($)Bonus       Underlying Options (#)
------------------------     --------  -----------      -----------------------
Kristin Brin,               None         None          None
President

     We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our company, each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group:

----------------------------- ------------------- ------------------- ------------------- -------------------
                                    Title              Amount and Nature of       Percent        % After
Name and Address                   of Class            Beneficial Ownership       of Class       Offering
-----------------------           ----------       ---------------------------    ----------     ----------
Kristin Brin                  Common              10,000,000 shares               100%           66%
3665 Ruffin Road, Suite 225
San Diego, Ca 92123

All officers & directors as   Common              10,000,000 shares               100%           66%
a group (1 person)


     Prior to the sale of any shares in this offering, this individual is the only shareholders of our company. After offering percentages are calculated assuming sale of all shares in this offering there will be additional shareholders. The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership.

                            DESCRIPTION OF SECURITIES

     The following statements are qualified in their entirety by reference to the detailed provisions of our Articles of Incorporation and Bylaws. The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

     Our company is presently authorized to issue 100,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

     Our company has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered hereby. The shares of common stock issuable on completion of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable. During the pendency of the offering, subscribers will have no rights as stockholders of our company until the offering has been completed and the shares have been issued to them.

Preferred Stock

     Our company is also presently authorized to issue 10,000,000 shares of $.001 par value preferred stock. No preferred stock has been issued as of this date and Management has no current plans to issue preferred stock to any investor. Under our company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the California Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the California Secretary of State, or copies thereof may be obtained from our company.

Options and Warrants

     We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our board of directors may later determine to authorize options and warrants for our company.

Dividend Policy

         We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by State laws. Under California corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Transfer Agent

     We intend to use Corporate Stock Transfer of 370 17th Street, Suite 2350, Denver, CO 80202-4614 as our transfer agent and registrar for the common stock upon completion of the offering.

Shares Eligible For Future Sale

     Upon completion of this offering, we will have 15,000,000 shares of common stock outstanding, if we sell all of the shares in this offering. Of these shares, the 5,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

     The remaining 10,000,000 of common stock held by the existing stockholder were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares will become eligible for sale on June 1, 20001 subject to the limitations of either Rule 144 or Rule 701. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

     In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

         Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans, and shares of common stock acquired upon exercise of presently outstanding options granted under these plans, may be resold beginning 90 days after the date of this prospectus:


     - by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144, and
     - by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to some limitations.


     There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell their shares.

Penny Stock Regulation

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation contains provisions permitted under the California Corporations Code relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of California. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     Following the close of this offering, we will be subject to the State of California's business combination statute. In general, the statute prohibits a publicly held California corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

     As permitted by California law under Section 317 of the California Corporations Code, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

     In connection with the organization of our company, Kristin Brin, the founding shareholder, President, Secretary-Treasurer and Director of our company, paid an aggregate of $27,000.00 cash to purchase 10,000,000 shares of common stock of our company.

     It is contemplated that we may enter into certain transactions with officers, directors or affiliates of our company which may involve conflicts of interest in that they will not be arms' length transactions. These transactions include the following:

     Our company presently has no office facilities but for the time being will use as its business address the office of Ms. Brin on a rent free basis, until such time as the business operations of our company may require more extensive facilities and our company has the financial ability to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to our company on such a basis for any specific length of time.

     We have no formal written employment agreement or other contracts with our officers, and there is no assurance that the services to be provided by them, and facilities to be provided by Ms. Brin, will be available for any specific length of time in the future. Ms. Brin anticipates initially devoting up to approximately 20% of her time to the affairs of our company. If and when the business operations of our company increase and a more extensive time commitment is needed, Ms. Brin is prepared to devote more time to our company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with our company would be determined if and when such arrangements become necessary.

                                    BUSINESS

History And Organization

     SUPERLOTTO.WS, INC. ("SUPERLOTTO.WS") was recently incorporated under the laws of the State of California on April 13, 2000 as Trickortreat.ws, Inc. We have not commenced business operations and we are considered a development stage enterprise. To date, our activities have been limited to organizational matters, designing of our web sites and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of our company, the founding shareholder of our company contributed an aggregate of $27,000.00 capitalize our company in exchange for 10,000,000 shares of common stock. We have no significant assets, and we are totally dependent upon the successful completion of this offering and receipt of the proceeds there from, of which there is no assurance, for the ability to commence our proposed business operations.

     Our principal executive offices are currently located at 3665 Ruffin Road, Suite 225, San Diego, California, 92123. The telephone number is (858) 571-8431. The facsimile number is (858) 571-8497.

Proposed Business

     The Company intends to design, produce and market the largest worldwide Internet lottery. The Company intends to combine all of the exciting aspects of a state, regional or national lottery into a global lottery by use of the latest technological breakthrough, the Internet. Management believes that now any interested individual will be able to play the lottery from anywhere in the world. Since 1993, the Internet has seen a hyper-growth of worldwide interest, as well as a dramatic increase in Internet traffic. Through the creation of an Internet lottery, the company believes that it can develop this specialized, narrow market into a massive Internet web site and lottery that will rival even the largest of web sites.

     There are no borders on the Internet, and even language barriers will become of little importance as new Internet software now in development allows customers around the world to view products and receive product information in their native language. Even before that advanced technology is in place, we hope to be able to offer a full range of products to domestic and international customers in urban or rural locations where local availability and wide selections are hard to find.

         If successfully implemented, we will have effectively:

     -   been recognized as a leader in one-stop Internet destinations;

     - minimized our exposure and risk to the down cycles which occur in specific industries; and

     - increased web site traffic and revenue-generating opportunities by referring potential customers to different parts of the Superlotto.ws web site or storefronts owned and operated by us rather than by a third-party.

Growth Of The Internet And Online Commerce

     The Internet is an increasingly significant global medium for communications, content and online commerce, enabling millions of people to share information and conduct business electronically. Growth in Internet usage in recent years has been fueled by a number of factors, including:

     - the large and growing installed base of personal computers in the workplace and home,

     - advances in the performance and speed of personal computers, local area networks or "LANS" and modems,

     -   improvements in network infrastructure and bandwidth;

     -   easier and cheaper access to the Internet; and

     - increased awareness of the Internet among businesses and consumers and the rapidly expanding availability of online commerce which increases the value to users of being connected.

     The resulting growth of the Internet and online commerce has created substantial opportunity for companies to conduct business online. It is believed that Internet retailers are able to communicate more effectively with customers by providing the following:

     -   visual product presentations;

     -   up-to-date pricing and product information;

     - better customer support, including opportunities for customer feedback;

     -   product offerings tailored to customer preferences; and

     -   electronic billing and payment systems.

Contrast To Traditional Retail Methods

     The Company believes that by use of the Internet, its lottery could, in effect, combine many of the current state, regional and national lotteries today and create the largest jackpot payouts in the history of the world of lotteries. The Company will also offer smaller and more specialized games to attract additional consumer interest. The Company's web site, Superlotto.ws, will be marketed world wide as the largest lottery, with the ability to draw massive player interest and produce weekly jackpots previously unimaginable. The web site will have the ability to be viewed live by all of the players/members through our weekly lottery show, to be seen live through the web site, via video teleconferencing. The Company's web site will be mass marketed through traditional as well as Internet marketing channels. Revenue is intended to be derived directly from a portion of the proceeds of its weekly pools. A substantial anticipated amount of advertising revenue will also derive from the weekly "Superlotto show" as well as advertising banner space on the Company's web site.

         Additionally, traditional lotteries face other challenges in competing against the new e-commerce company:

- They often incur large fixed costs of operation (building, store personnel, and inventory holding);

-    Fixed costs often prevent quick expansion into new geographic regions;

- Large, more established lotteries that compete for traditional players incur a significant expense to gain this access, resulting in higher costs;

- The store-based retail sales process limits the speed at which they can change their contests and mix and offer new products. Put simply, they must physically obtain, set up, and display the product before they can sell it;

- Personnel costs limit the number of hours during which retail store-based lotteries may operate, thereby limiting customer access and convenience;

- Store-based retailers face challenges in hiring, training and retaining knowledgeable sales staff conversant and up-to-date on the broad array of products they expect to sell;

- The entire traditional lottery experience is, in general, neither interactive nor personalized, yet requires extensive personnel support and manual intervention on behalf of the retailer to take and process orders.

     We believe that the traditional lottery business model creates inefficiencies which are exacerbated by, for example, the large quantity of merchandise they carry and the rapidly changing world in which they operate. It is our belief that Internet-based lotteries are in an excellent position to capitalize on these limitations by operating a more efficient business model.

     It should be noted that many of these traditional lotteries are aware of the advantages of an Internet storefront as outlined previously, and are establishing or have established their Internet presence such state sanctioned lotteries, gaming casinos and many others. As more established traditional lotteries expand onto the Internet, we will face greater competition which may result in reduced operating margins, loss of market share and a diminished brand franchise.

Internet Solution

     Within the United States, there are currently 38 states which sponsor a traditional lottery system. State lottery systems are operated through entities, which produce, maintain and operate the state lottery and the state, in return, the company receives a percentage of the lottery revenue. The California lottery was introduced to the State of California in 1984. In return for the "California Lottery Act" which gave it the exclusive California market, the lottery company agreed to contribute 34% of the weekly jackpots to California's public education. Other lottery states have similar agreements with various lottery corporations in order to operate exclusively within their respective state. Globally, among the roughly 120 additional countries which have a traditional lottery system, unless the lottery is maintained by the government itself, each of these nations have similar agreements with their lottery companies whereby the lottery company agrees to share in the profits in return for market exclusivity.

     It is estimated that the annual revenue within the United States ranges between $10 billion to $16 billion. Revenue for the State of California alone in 1997 reached $2.3 billion. Worldwide annual estimates place the total amount of lottery revenue annually at $40 billion. One of the unique aspects of the lottery market, both in the United States and world wide, is that there has been no competition. Due to the fact that a traditional lottery ticket must be purchased within the state or host nation in order to play the lottery, the market exclusivity has, until today, remained in effect.

     The Internet has created a wide variety of opportunities including the development of Internet gaming. The simple concept that defines the Internet, has now opened up a variety of sporting and casino-style gaming. This concept equips the end-user with the ability to travel to any country in the world, via the Internet. This emergence has now resulted in Internet gaming worldwide. For the last two years, Internet gaming companies have successfully profited while hosting gaming enthusiasts from around the world. Caribbean Cyber Casino, for example, is one of the many companies that have currently developed an on-line casino, CCASINO.COM to take advantage of this new channel of revenue.

     Other virtual gaming companies, such as WORLDGAMING.NET, GRANDDONINICIAN.COM, GAMINGCLUB.COM, CASINOLAND.COM, have all followed suit. Although lotteries are not associated with the gaming industry, with respect to similarities in local, and/or national regulations it is crucial to point out that with respect to the industry, lotteries are legal in the majority of the countries around the world, whereas the Gaming industry is not. The company believes that any future Internet gaming regulations will inevitably contain provisions to allow state and/or nationally sponsored lottery companies to continue to successfully operate via the Internet.

     The "lottery advertising phenomenon" is one of the many unique benefits within the lottery industry. The goal of a lottery company is for a weekly jackpot to have no 6 out of 6 winners and the jackpot will then roll over into the following week's game. The increase in the prize amount fuels an increase in player interest that increases the jackpot dramatically. For example, The California Lottery's July 1, 1998 jackpot was estimated at $4 million dollars, the jackpot rolled over due to the lack of 6 out of 6 winners and ballooned into a $14 million dollar payout for the July 4, 1998 jackpot. The $14 million dollar payout claimed no winners and the jackpot again rolled over into the July 8, 1998 jackpot of $37.5 million dollars. The July 8, 1998 jackpot also failed to provide a winner and the jackpot again doubled into a July 11, 1998 $70 million dollar Jackpot, which drew interest nationally and internationally and produced 4 winners. The rollover phenomenon clearly illustrates how an 11-day span without a winner can result in a $70 million dollar jackpot and a free advertising bonanza.

     The "weekly rollover" provides for a dramatically increased payout and in turn, draws massive player interest and public interest, via radio and television publicity, which will inevitably increase the jackpot amounts. The July "Powerball Jackpot", a multi-state lottery escalated into a $290 Million dollar pay out. People from around the world flew into the United States to purchase tickets. Lines at Powerball outlets extended through hundreds of people with an average wait time of 6 hours long. There were massive delays due to the jammed Powerball phone system and lack of ability to print the lottery tickets. Articles regarding the $290 Million Dollar Powerball jackpot were in every major newspaper worldwide, while CNN news interviewed those waiting in line. The demand created by a lottery's "weekly rollover" creates a system for continuous free advertising at every print, publishing and news media outlet. The interest becomes magnified as the Jackpots rollover and the rewards to the lottery industry are priceless.

     We have a good grasp of the main challenges facing the lottery industry and we hope to be able to address those and future challenges by adapting to the environment offered by the Internet. We believe that the main advantages of an Internet storefront, which we currently do not have in operation but is being developed, and of e-commerce in general, are:

     Attractive economics of the Internet storefront -- As an Internet-only lottery, we are not constrained by the inherent limitations of store-based lotteries. Internet lotteries enjoy structural economic advantages relative to traditional retailers, including:

       -        low-cost and essentially unlimited gaming space;

       -        flexible advertising and affordable playing  opportunities;

       -        ability to hire fewer workers;

       - ability to keep pace with a fast-growing customer base by employing scaleable technology and systems; and

       - ability to serve customers around the world from a single, domestic location.

     Customer Convenience and Satisfaction -- We believe that greater customer convenience will result in increased sales. Online customers will be able to purchase products 24 hours a day, seven days a week from their homes or offices. This convenience will, we believe, encourage consumers to purchase more items, enable them to act on impulse and to easily find lotteries and games that they have found unattainable through traditional retailers.

     Comprehensive Product Selections -- We hope to be able to offer a broad range of products due to the low-cost and virtually limitless space of an Internet storefront. This we believe will give us a significant advantage over traditional lotteries, which may find it economically and physically impractical to offer a large product range.

Superlotto.ws Product Description

     The Company's business is composed of the following products and services.

     - Web Site- The Company's core product will be the operation and marketing of the Superlotto.ws web site. The Company's web site will incorporate all of the traditional as well as the new Internet functions of a lottery system. Consumers will first be greeted by a state of the art web site display with a large continuous "Superlotto ticker" which will accurately display the ever-increasing current weekly jackpot. The jackpot ticker will fluctuate between one million to as high as a multi-billion dollar payout. As customers choose to enter into the weekly jackpot, they will be instructed to join our free membership. The free membership prompts will ask the new members to answer a few simple questions, screen name, country of origin, etc, followed by the company disclaimers, then they will then be given a member password. Members may enter any weekly jackpot by simply purchasing a $2.00 US dollar entry fee and selecting their personal numbers or by selecting the "Quick Planet Pick" a random number picking program. The transaction will be secured through an established online credit card transaction company, such as Cyber Cash. The member will then be given a confirmation e-mail, complete with a Superlotto confirmation number. The web site will also include amazing visual displays and an archive video collection of past winners, as well as a "Lotto Chat Room" for members interested in discussing lottery related topics. Future plans will include a Superlotto gift shop, where members can purchase various company tee shirts, hats and jackets as well as other related accessories.

     - The Superlotto Show- Today's technology has created a medium whereby live, real time video can be viewed via the Internet. The Company strongly believes that this opportunity has yet to be capitalized on the Internet, and therefore the

        "Superlotto Show" will be the first Internet based live video show. The Superlotto Show will be a weekly one-half hour show which will have a regular weekly program time and day schedule. Every Sunday at 6:00PM Pacific standard Time, members from around the world, as well as any internet browser may tune into the "Superlotto Show." The company's Internet show will have a two-fold segment. The first segment will focus on the past winner's two-week travel to the Host nation. This Company sponsored event will allow the Superlotto winner and 7 additional guests the opportunity to travel first class from their country of origin into the host nation's Superlotto corporation while enjoying all of the luxuries of an instant-millionaire. The second segment of the Superlotto Show will build on the excitement of the first segment and incorporate all of the excitement of a Hollywood based game show. The company's game show host will play various "money for fun" games with the audience members until the grand production of the "Planet Lotto" six picks. The Randomly selected lottery balls will be selected as the climax of the show. The Company believes that the Superlotto show has the potential to rival television and cable based programming worldwide for that particular time slot, and emerge as the founding leader of the Internet based, live video programming.

     - Web site Advertising space- The Company believes that the Superlotto web site will emerge as one of the most visited web sites on the Internet today. As a result of the massive amounts of visitors who will regularly visit the site, the Company intends to sell advertising banner space at rates competitive with each of the major search engine web sites.

     -  The Superlotto Show- Advertising space- There are currently no
        Internet video programming with which to gauge interest regarding advertising time. However, through the company's weekly video show, the company will create massive amounts of worldwide weekly viewers and generate significant advertising revenue by selling advertising time during its weekly shows. Future plans will include advertising rates comparable to popular daytime game shows.

     Part of the Company's business plan involves continuing upgrades of its products with emerging hardware, software, equipment and program development to insure and maintain state of-the-art status. Thus, research and development will continue to play a vital role in providing top quality weekly shows, as well as, top quality Superlotto games and ensuring that the company remains on the leading edge of the lottery and Internet industries. This strategy will translate into a strong market presence.

         Building Brand Recognition -- We believe that building brand recognition of our proposed Internet storefronts is critical to attracting our customer base. Brand recognition starts with the simplicity of our Internet domain name Superlotto.ws. The consumer need make only one stop. Superlotto.ws. The consumer need remember only one name when logging on to the Internet. Superlotto.ws. The various marketing methods to accomplish this will include:

     - developing strategic alliances with various Internet content providers and web sites of interest;

     - the use of general and direct marketing campaigns through the Internet;

     - the creation of a significant number of general and specific "links" from other web sites to our proposed Internet storefronts;

     - the use of targeted non-Internet marketing programs with the aim of generating sales from consumers and businesses; and

     - the creation of repeat business from customers through the use of specialized programs, including "personalization" features.

     Promoting Repeat Business -- We intend to use a variety of techniques to build customer loyalty and promote repeat buying. These include providing comprehensive information about the products we intend to sell, ensuring navigation of our proposed web sites is efficient and includes the ability to search the entire product range, the creation of personalized services and targeted communications and promotions, and the immediate availability of products.

     Superlotto.ws, Inc. intends to incrementally release a variety of new and unique lottery based products in the near future, which also currently have no or little direct competition. Although competitors may attempt to enter the Internet market, the mere fact that Superlotto.ws, Inc. will be the among the first to successfully market and introduce these products into the Internet market will be sufficient to give the company recognition as an industry leader.

     Development of Strategic Relationships -- We intend to seek strategic relationships and strategic marketing alliances with popular portals, Internet access providers, search engines, high traffic sites of interest, manufacturers, and technology providers to enhance our proposed Internet storefronts' technology and product assortment, build brand recognition and increase site traffic, and consequently to gain access to online customers and subsequent customer sales. In pursuing these relationships, we intend to seek exclusive or semi-exclusive positioning for the sales of our products on key screens of major Internet sites. The alliances will include the creation of affiliate networks and linking programs.

         Technology Focus and Expertise -- The Internet's ability to make instant and low-cost changes to product lines and content should enable us to:

     - increase the effectiveness of our merchandising;

     - personalize our customers' experiences; and

     - increase the efficiency of our proposed operations.

     We will develop systems and technologies with the aim of personalizing the experience of visitors, both before and after purchase. We will aim to develop compelling promotion through the use of e-mail, newsletter and store advertising. We also intend to use technology to reduce transaction costs and improve the shopping experience of our customers. This will be achieved in the following ways:

     - customer service will be automated using e-mail responses and online indicators of stock availability;

     - improved product management will be achieved using automation to update the merchandise databases, promote particular product lines and provide links to product reviews; and

     - improving communications with suppliers through the automation of purchasing, payment methods and accounting.

The Superlotto.ws Plan

     Host Nation: Precedent has already been set by other Internet gaming and lottery entities for utilizing a host nation for Internet server service. There are currently a large number of countries interested in hosting a variety of Internet based gaming companies worldwide in return for market exclusivity and legislative protection. Among the most prominent countries to have granted licenses to permit private companies to accept Internet wagering include, Sweden, Germany, South Africa, Costa Rica, Antigua, The Marshall Islands, Curacao, Mexico and Venezuela.

     The allocation of a portion of the weekly jackpots to the host nation will create a competition among selected hosts to provide a capable infrastructure with the ability to successfully accommodate a large influx of Internet based visitors. The company feels that it must be very selective in choosing the most suitable nation to provide the Company's state of the art Internet service. The Company will also develop contingency plans to provide mirror sites capable of maintaining web site service in addition to the host nation, which will better insulate against infrastructure inadequacies.

     The Company is currently in preliminary discussions with the governments of Mexico and Honduras to be the host nation provider.

     Jackpot Allocation: The jackpot allocation will be based on the traditional lottery models. Fifty percent of the prize pool will be allocated to the grand-prize winner. The Company plans to offer the jackpot prize in two options. The first option is a total payout of fifty percent of the jackpot, payable two weeks after the jackpot is verified. The second option is for the player to receive the jackpot in twenty yearly installments. For example, on a $100 million dollar jackpot prize, there is $50 million immediate cash available for the purchase of U.S. Treasury bonds zero-coupon bonds (government securities). The first payment to the winner is $5 million. Superlotto.ws, Inc. will purchase bonds with the remaining $45 million. A portion of the principal plus the interest accrued over the next 19 years will make up the annual installments to the winner. After the 20th payment, the full prize amount of $100 million has been paid and no funds remain in the account.

         The portion of the remaining weekly jackpot will be allocated as follows:

         10% will be allocated to the Host Nation.

         9%  will be allocated to a Worldwide Charity.

         6%  will be allocated to a Charity chosen by the Company.

         The remaining 25% of the proceeds will be distributed to the Company.

     Odds Of Winning Formula: The process of choosing the amount of total balls to be offered, will determine the odds of winning. For example, the California lottery determined that due to the population of California, a 6/51 system should be utilized. A total of 51 balls are placed into an air-filtered plexi-glass display machine and six balls are randomly selected. This 6/51 format has an odds of winning estimated at 1 in 18 million.

     The odds of winning formula has translated successfully into an average weekly payout of 23 million dollars for California during the 1997 fiscal year. The Company believes that by increasing their lottery system to a 6/70 system of balls, it will increase the odds of winning to 1 in 118 million and still maintain player interest worldwide. The Company also intends to double the average weekly jackpot by increasing the purchase price per ticket to $2.00 US dollars. These company changes from the current traditional lottery system will inevitably produce "weekly rollovers" previously unrecorded in the history of the lottery industry.

     Traditional vs. Internet Lottery -Operations: Traditional lotteries are bound by the limits of their respective state lottery machinery and systems. Although the goal of any lottery company is to continuously have large "rollover" jackpots, Management believes that there is a fundamental flaw within their systems. As the interest for a particular weekly lottery grows, their ability to handle the massive amounts of computer generated quick picks, combined with the limitations of the phone system and the limited amount of authorized outlets, creates a reoccurring bottleneck that prohibits additional revenue. These bottlenecks prevent the jackpots from realizing the potential jackpots and limits customer loyalty, due to long lines at the retail outlets and player frustration. Another problem associated with traditional lotteries is in the constant maintenance and up keep of their respective lottery machinery and battles regarding ticket printing and forgery.

     In contrast, Internet based lottery will not be bound by the limitations of retailer outlets, defective company machinery or problems associated with ticket forgery. The Internet will allow interested players the ability to casually purchase tickets over the Internet in the comfort of their homes, without the hassles of long lines or telephone breakdowns. Management believes that by including e-mail confirmation combined with the player's credit card transaction will be sufficient in proving ownership of the magic lottery jackpot ticket.

     Superlotto - Draw Security: The Company intends utilize today's current lottery methodologies to insure draw security on a weekly basis. On the evening of the Superlotto draw, through a random drawing of capsules, two independent observers and two lottery security staff will determine which machine and ball set to use and which set will be the alternate. The selected ball set will then be loaded on the draw machine by security personnel and one of the independent observers. One observer and at least one security staff person will have the ball sets in view at all times. Six pre-tests will be conducted.

     Security cameras will then record the pre-tests results. Security staff and the independent observers will then review the results of the pretest. If any one number is drawn more than a certain specified number of times, additional testing will take place or the ball set will be rejected prior tom the actual draw. The balls will then be reloaded after the final test to prepare for the live Superlotto show. A checklist of mechanical and reporting the security staff and the online computer staff will review procedures center staff where wagers are to be recorded and processed. The jackpot pool closure will occur on Sunday 6:15PM Pacific Standard Time, at which time no more wagers will be allowed for that night's draw. The Company's security staff will carefully verify that the Internet pool has closed prior to performing the live draw.

     Internet Security/Transactions: The Company is also considering the use of SSL and SET encryption technology to transport credit card numbers through the Internet. To prevent hackers from acquiring credit card numbers from the company's servers, hackers must come through a Linux-based firewall. Sensitive credit card numbers are not stored on the Company's web site servers, however. With the exception of the last five digits of each number, the number is moved onto a Linux machine, which is not physically connected to the Internet. On that machine, which has a secure file system, credit card numbers are re-encrypted using IDEA (a security algorithm) and stored there. They can only be accessed by customers who know the correct password. If machines were physically stolen from the company the information would still be protected due to the fact that these credit card numbers are never present anywhere in the system in non-encrypted form. The company intends on processing financial transactions through companies such as CYBERCASH and MAPP.

     Superlotto - Draw Randomness: The Company will go to great lengths to ensure the randomness of the of the Superlotto draws and eliminate any possibility of a breach of security that could jeopardize the integrity of the Company. Management will maintain two separate draw machines and four sets of balls. One machine, one primary ball set and one alternative ball set will be randomly selected prior to each Superlotto draw. All draw related activities will be recorded on both video and audiotape. An independent statistician will review all results of pre-test draws and actual draws to further ensure ongoing randomness. The statistician and the Company's internal audits office will keep track of draw results to make sure no number comes up more often than it should.

     An independent observer will monitor all draw activities to make absolutely sure that all procedures approved by the company are followed. Any breach of procedures will be reported to the director of security. At least once a month, each solid rubber ball in all four sets will be weighed and measured down to 1/1000 of a gram to ensure consistency in weight and measures. When not in use, the lottery draw equipment will be locked and sealed in a room which will be monitored by video surveillance equipment, motion detectors and door alarms 24 hours a day. Access to the draw room will also require two keys, one of which will be in the possession of the independent observer.

     Research and Development: Prior to incorporating, officers of the Company devoted a great deal of time and effort researching, developing and perfecting computer oriented products, graphic designs, as well as focusing on lottery systems and current marketing approaches. These research and development efforts have blossomed into new and exciting Internet applications for Superlotto.ws, Inc. The Company will continue chartering this course, with planned expenditures for research and development currently targeted at approximately 10% of company revenue.

     Management committed to regularly examining and redefining new roles for video and gaming production, including new ways of marketing, advertising and distributing products and services, developing new software and consistently upgrading and improving lottery equipment to remain the leader in the marketplace. Another essential focus for the Company will be in attracting the highest-caliber gaming experts, international banking and financial advisors, e-commerce experts, Internet marketers and advertisers, as well as in house graphic artists, programmers and technicians in order to maintain the highest quality standards.

     Strategic Alliances: The Company will actively pursue an exclusive arrangement with a major credit card corporation in order to provide a secure online ticket purchasing method. The Company will endeavor to trade Internet banner space and video show advertising time slots in return for waiving any company charges for player credit card usage.

     The Company will also aggressively pursue a number of strategic alliances and joint marketing agreements with established companies in the telecommunications, gaming and banking industries. These include relationships with developers and distributors of the gaming industry and agreements with companies in the field of corporate and international banking and law. The Company will also pursue agreements with major banking institutions with a focus on e-commerce and Internet credit-card transactions. Additionally, the company will also establish strong relationships with each of the major Internet search engine providers. Several additional contracts will be negotiated in the future with large, multi-national corporations.

     Marketing Plan: The Company will market their Superlotto products and services through established traditional, as well as Internet channels. Future co-marketing agreements with established Internet web sites will also open a new world of marketing opportunities. Tentative plans currently include brand recognition through Internet banner advertisements, search engine cataloging, e-mail database marketing as well as corporate sponsorship of the worldwide "Superlotto" Show. The Company believes it can achieve 5% market share of the entire lottery industry within approximately three to five years.

Superlotto.ws Revenue Streams

     Management currently anticipates that separate revenue streams for the Company can be created from the following products and services that will be offered in our various storefronts:

     - Jackpot allocations to the Company;

     - Revenues will be derived from a percentage for each transactions, leads generations, advertising display, etc.;

     - Volume discount specials;

     - A percentage of sales from related web sites and strategic partners that are looking to broaden their appeal;.

     - Corporate gifts, background wallpapers screensavers, banner advertising, public relations and publicity;

     - Commission taken from any referrals or corporate linkage from the registered users to the prospect and or clients;

     - A Lottery Discount Card;

     - The Superlotto show;

     - Search engine for special games;

     - Lottery newsletter e-mailed weekly to registered users;

     - Lottery Special Reports; and

     - Corporate Sponsorships.

Marketing And Promotion

     The Company recognizes that the key to success is in extensive promotion, aggressively done on a wide scale. To accomplish these marketing goals, the Company requires an extremely capable advertising agency and public relations firm. An agency will be selected when the Company is funded and with its assistance, a comprehensive advertising and promotion plan will be drafted. Advertising will be done independently and cooperatively with other advertising and other various companies with whom the Company will have joint marketing relationships.

     The Company also intends to position itself as the leader of the Internet Lottery industry and the provider of the highest traffic web site in the world. By increasing Company awareness and brand-name recognition among businesses, advertising and marketing firms and clients, the Company will generate new and potential new customers worldwide. Information generated through market research will create immediate and long-term marketing plans, and advertising programs will reflect the excitement and ongoing development of the company's Superlotto web site.

     Coordinated lottery sales literature, game demonstration materials, and telemarketing programs will gain awareness of the Company among industry groups and companies, engineers, buyers, and customers as well as other owners of computers. The Company plans to establish its image as an organization which is professional, completely reliable and well positioned in the lottery marketplace. Through maximum efficiency in selecting and scheduling its published ads, the Company intends to cover all markets. The Company also plans to select primary business publications with high specific market penetration. Advertising must be sufficiently frequent to influence the market with Company's corporate image and product messages. Where possible, advertising should be placed in or near product reviews, front cover, center spread, and appropriate editorials.

     The Company also plans to create a system of research and response to insure the maximum benefit from advertising dollars. Superlotto.ws and the "Superlotto Show" are so unique, their promotional campaigns must be consistent and easy to understand. The company will measure publication effectiveness by counting the number of inquires and or purchases per 1,000 readers given a particular ad. By varying the advertisements' size messages, then measuring these differences the Company can calculate the number of response per investment in advertising.

     Given the growing potential for the Internet, the Company also intends to build capabilities in database marketing, The Company will develop membership list in-house for the first phase as it develops database sophistication. The Company's memberships and periodic customer service program will help it to understand its customers and to measure the success of its marketing, sales, product activities and profile overlays. The company will use these lists to fill in the Company's awareness gaps. The in-house presence will provide the Company's marketing and technical support teams with tools that streamline the Company's operations while updating the Company's customer knowledge. The Company plans to develop a customer information system that will help it to make sound decisions by providing historical answers to marketing questions.

     Our marketing strategy is to promote, advertise and increase our brand visibility with the aim of attracting more customers. Multiple channels will be used, including:

     - the development of strategic alliances with major portal sites;

     - advertising on leading Internet sites and other media worldwide;

     - developing our affiliate network and linking programs; and

     - direct marketing.

     We will use multiple marketing channels with the aim of reducing reliance on any one source of customers, lowering customer acquisition costs, and maximizing brand recognition.

     Strategic Alliances -- We intend to pursue strategic relationships in order to build our presence on the Internet, increase our access to online customers, expand brand awareness, and enhance the underlying technology of our proposed Internet storefronts. In pursuing these relationships, we intend to seek exclusive or semi-exclusive positioning for the sales of computer related products on key pages of major Internet sites. As of the date of this prospectus, we have not selected or contracted with any strategic partners.

     Online Advertising -- We intend to utilize numerous online sales and marketing techniques to build brand recognition and drive traffic to our proposed Internet storefronts. These techniques will include banner advertising on various high-traffic Internet sites. Such banner advertisements can be permanently displayed for designated periods of time or displayed when a user searches for information relating to certain keywords (e.g. "chardonnay" or "champagne" or "merlot").

     Direct Marketing -- We believe that the Internet provides additional opportunities for direct marketing to our customers through a variety of mechanisms, and we will explore direct marketing opportunities to target customers with customized offers such as an e-mail newsletter, special product offers and preferred customer offers.

     Internet Linking -- We believe it is important to create as many Internet "links" as possible to our proposed Internet storefronts. We intend to use an aggressive linking program from search engines, manufacturers' web sites, community, affinity and personal home pages.

     Customer Service -- We believe the strength of our customer support and service will play an important role in our ability to establish long-term relationships with customers, encouraging repeat visits and purchases. Customer support and service personnel are responsible for handling general customer inquiries, answering questions about the ordering process, and investigating the status of orders, shipments and payments.

 Marketing Methods: By linking the Company's core product with current industry advertising leaders, the Company intends to establish instant market recognition by the customer. Management believes that this can be accomplished by exchanging advertising space on Superlotto web site and the "Superlotto show" for print and television space within ads and promotions created by name brands. The Company also intends to institute an aggressive print, television, and Internet advertising campaign to attract both target markets and penetrate new markets in order to lead customers to its web site full of products and services. Print media will include a variety of publications and television markets such as NBC, Fox Cable, and CBS, as well as international Markets such as Televisa and the BBC.

     By donating a portion of each weekly sales revenues to 4 selected worldwide charities, the Company intends to establish and maintain a positive world wide corporate image. This activity is also projected to generate both customer loyalty and provide free exposure for the Company's Superlotto products and services on an international level.

     The Company also plans to expand through aggressive promotion on the Internet and the Company expects to be listed on all major World Wide Web site directories. Through the lack of competing World Wide Web content, the Company feels this may be its strongest promotional position per dollar. The Company also plans to link its pages with any existing World Wide Web site related to lotteries and worldwide charities. This alliance helps both parties increase their World Wide Web traffic.

     The Company's marketing department intends promote its Superlotto core product and The Superlotto Show service through several channels. Print channels may include People, Entertainment Weekly, Time, Sports Illustrated, ESPN Sports, Barnes & Noble, etc. A minority of the Company's promotions will be handled internally through our staff. The Company anticipates hiring twenty-four additional marketing representatives to cover international territories and zones.

     The Company will also be exploring the benefits of incremental, coordinated, direct e-mail programs and the Company anticipates a strong profit potential as it strengthens its direct response capabilities. The Company will be approaching this scientifically, as it improves the customer targeting ability. The Company proposes ten 300,000-message campaigns, each proceeded by a 30,000-message test. The Company may also use an in house Internet marketing service to provide marketing support, e-mail literature, respond to e-mail inquiries, perform marketing research, and increase the company's customer base appointments.

     Because the Company's core product falls within the global lottery market, the Company intends to establish links with advertising and marketing companies that will represent their products and services in Canada, Japan, France, China, Australia, New Zealand, Germany, Italy, Finland, Norway, Austria, and Switzerland. Addressing new international lottery markets is critical to the Company's sustained growth plan. The Company plans to train marketing managers to constantly research new promotional methodologies in all regions of the world in order to secure a solid customer base outside the US.

     As of the date of this prospectus, we have not selected or contracted with any advertisers for our proposed Internet Web site.. However, we have narrowed down several large advertisers but we do not intend to contract with any single advertiser until we are able to complete this offering.

Competition

     The electronic commerce industry is new, rapidly evolving and intensely competitive. Competition will likely intensify in the future. Barriers to entry are minimal; current and new competitors can launch sites at a relatively low cost. Each Internet storefront will compete based upon its ability to:

     - establish and maintain brand recognition and trust-worthiness;

     - attract and retain customers;

     - maintain depth and breadth in product selection;

     - accomplish low or competitive product pricing;

     - provide educational and authoritative information; and

     - provide responsive customer service.

     Many of our current and potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources. As the use of the Internet and other electronic services grows, online retailers may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies. Competitors have and may continue to adopt aggressive polices with regard to pricing or inventory availability. They also may devote substantially more resources to web site and systems development than us. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. Industry consolidation may also increase competition.

     The Company also believes that the market exclusivity enjoyed by traditional lottery companies has created an industry wide complacency. The lack of competition for market share within each lottery, state and nation has provided an opportunity for a market penetration and direct competition of the traditional lottery structure. The majority of the current Internet market competitors have been ineffective in properly foreseeing the possibilities of a combined worldwide lottery system.

     Although there a few up-start lottery companies with global Internet intentions, the narrow-minded focus on Internet advertising without incorporating traditional marketing methods will invariably result in emergence of one market leader. PLUSLOTTO.COM, for example has been operating since 1996. That company is hosted by the Liechtenstein government and operated by the International Lottery in Liechtenstein foundation, PLUSLOTTO.COM endeavors to be able to provide jackpots well into the millions and produced the first Internet millionaire through its July 1998 jackpot draw, however the company's Internet presence is merely an extension of their traditional lottery and the company does not transmit the lottery draw via the Internet. Another Internet lottery has emerged, CyberGames is also developing an Internet based lottery out of Costa Rica called, SUPERSIX.NET, however they have yet to produce an initial jackpot. The countries of Australia and Canada have also currently developed an on-line addition to there current traditional lottery system, however their limits in appeal and lack of global vision will limit their marketing efforts and handicap their ability to capture increased market share. The future competition therefore, will be in constantly adapting and developing new marketing techniques to remain above the market industry.

     By any comparison, the business plan of Superlotto.ws, Inc. should provide more features and have superior marketing, production and performance than its competitors. In most cases, the number of differences is substantial. The Internet lottery market segments are not shared with any significant competitors and the enormous magnitude of this lottery market will enable the company the opportunity to generate significant revenues from even a fractional market share. The Company is confident that it can capture a significant share of several of these market segments.

     Management believes that the Company will hold a unique position in the customer's minds. Internet gaming enthusiasts will desire both new and exciting developments along with past references of "how and who." In addition, The Company's unique Internet game show and web site advantages, both timely and technical, can be exploited to arrive at a winning position in the business consumers' minds. The focus within the company's marketing department will be in positioning the company as the leader of lottery based gaming by continuing to affiliating and co-market with established fortune 500 corporations.

Intellectual Property

     We claim common law trademark for our logo, corporate name, and Internet storefronts - www.Superlotto.ws.

Regulation Of Our Business

     We currently face direct regulation by state and federal governmental agencies, including gaming laws and other laws and regulations generally applicable to businesses. We may be subject to compliance with these laws and be required to obtain a gaming license in the event our business model is not deemed to be compliant with federal and state gaming controls and regulations. In all cases, participants will be limited to someone at least 21 years of age.

     Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may be applicable to us in areas including content, network security, encryption, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues including property ownership, content, taxation, defamation and personal privacy is uncertain.

     The majority of laws that currently regulate the Internet were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

     Violations of local laws may be alleged or charged by state or foreign governments and we may unintentionally violate local laws and local laws may be modified, or new laws enacted, in the future. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

Physical Facilities And Employees

     Our company, for the time being, uses the office facilities of Kristin Brin, our President, in San Diego, California, on a rent-free basis as its place of business. The office consists of one room with approximately 300 square feet and a telephone, and access to other common areas which include the use of a fax machine and personal computer. Our management does not intend to seek other office arrangements unless and until our business requires more extensive facilities, which is not anticipated in the foreseeable future.

     Initially, our only employee will be Kristin Brin, our President, who anticipates spending approximately 10 hours per week of her time to the affairs of our company.

             MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with our financial statements and the notes associated with them contained elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed in this prospectus will necessarily continue into the future or that any conclusion reached in this prospectus will necessarily be indicative of actual operating results in the future. The discussion represents only the best present assessment of management.

Plan Of Operations

     Our Company was only recently incorporated as Trickortreat.ws, Inc. on April 13, 2000. We have not commenced planned principal operations and we are considered a development stage enterprise. We have no significant assets, no active business operations and no results there from. To date, our activities have been limited to organizational matters and the preparation and filing of the registration statement of which this prospectus is a part.

     Our management's plan of operation for the next twelve months is first to raise funds from this offering. If the offering is successful, we intend to use the proceeds primarily to develop a fully functional, interactive web site, acquiring computer and office equipment, and provide operating capital during the start up period of operations. Also during this time, we expect to hire several employees in the areas of web designing, Windows NT network administration and a computer programmer proficient in Microsoft's VisualBasic, ASP and SiteServer Commerce technologies.

     Inasmuch as there is no assurance that this offering will be successful and that we will receive any net proceeds there from, we have not entered into any contractual commitments and will not do so unless and until the offering is completed. Therefore there is absolutely no assurance that we will be able, with the proceeds of this offering, to successfully commence proposed business operations. At this time, no assurances can be given with respect to the timing of commencement of operations or the length of time after commencement that it will be necessary to fund operations from proceeds of this offering.

     Depending on the total amount raised in the offering, we believe that the net proceeds from the offering will provide working capital for one year after commencement of operations. However, there is no assurance of this. If we are unsuccessful, investors will have lost their money and we will not attempt to pursue further efforts with respect to such business, and it is unlikely we would have the financial ability to do so in any event. Instead management will call a shareholders meeting to decide whether to liquidate the company or what direction our company will pursue, if any. However, we presently have no plans, commitments or arrangements with respect to any other potential business venture and there is no assurance we could become involved with any other business venture, especially any business venture requiring significant capital.

Liquidity and Capital Resources

     Presently our liquid resources are not sufficient to pay all of the costs of this offering. We are dependent on completing this offering successfully in order to obtain the funding necessary to implement our business plan described above. Our auditors have issued a "going concern" opinion in Note 6 of our audited financial statements which forms a part of this prospectus, indicating that we were recently organized, have incurred losses since inception and have not yet been successful in establishing profitable operations. We have accumulated $27,000.00 in losses since inception through September 30, 2000, as indicated in our financial statements. These factors raise substantial doubt in our ability to continue as a going concern. If we are unable to raise the funds in this offering during the next twelve months, we will not remain as a viable going concern and investors may lose their entire investment.

                                  LEGAL MATTERS

     The validity of the shares offered under this prospectus is being passed upon for us by Kennan E. Kaeder, Attorney at Law, Suite 1904, 110 West C Street, San Diego, California 92101.

                                     EXPERTS

     The financial statements of Superlotto.ws, Inc. for the period from inception on April 13, 2000 through September 30, 2000, included in this prospectus have been examined Siegel Smith & Garber, 400 South Sierra Avenue, Suite 100, Solana Beach California 92075, independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Superlotto.ws and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

     As of the effective date of this prospectus, we will become subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the

Commission at Room 1024, 450 Fifth Street, N.W., Washington,
D.C. 20549, and at the following regional offices of the Commission: Pacific Regional Office 5670 Wilshire Boulevard, 11th Floor Los Angeles, CA 90036-3648. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

     Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing Superlotto.ws, Inc. 3665 Ruffin Road, Suite 225, San Diego, California 92123.

                               SUPERLOTTO.WS, INC.
                          [A Development Stage Company]

                              FINANCIAL STATEMENTS

                                    CONTENTS


Independent Auditors' Report

Balance Sheet

Statement of Operations, for the period from inception on April 13, 2000 through September 30, 2000

Statement of Stockholders' Equity, from inception on April 13, 2000 through September 30, 2000

Statement of Cash Flows, for the period from inception
April 13, 2000 through September 30, 2000

Notes to Financial Statements


[INSERT AUDITOR'S REPORT, FINANCIAL STATEMENTS AND NOTES TO
FINANCIAL STATEMENTS HERE]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholder
Superlotto.ws, Inc.

We have audited the accompanying balance sheet of Superlotto.ws, Inc. (a development stage company) as of September 30, 2000, and the related statement of operations, shareholders' equity (deficit) and cash flows for the period from inception (April 13, 2000) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, on a test basis, examination of evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superlotto.ws, Inc. as of September 30, 2000, and the results of operations and their cash flows for the period from inception (April 13, 2000) to September 30, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses and an accumulated deficit, and the Company cannot successfully implement its operating plan without raising additional capital. This raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Notes 6 and 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                     SIEGEL, SMITH & GARBER, LLP
                                                    Certified Public Accountants

Solana Beach, California
October 31, 2000

                               SUPERLOTTO.WS, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2000

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION

         Superlotto.ws, Inc., a California corporation, was formed on April 13, 2000 to construct a world-wide lottery web site on the Internet.

         The Company has not commenced planned principal operations and, therefore, is considered to be in the development stage.

         FISCAL YEAR END

         The Company's fiscal year end is December 31.

         ACCOUNTING METHOD

         The Company records income and expenses on the accrual method.

         ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

         INCOME TAXES

         The Company reports certain expenses differently for financial and tax reporting purposes and, accordingly, provides for the related deferred taxes. Income taxes are accounted for under the liability method in accordance with SFAS 109, ACCOUNTING FOR INCOME TAXES. The Company has no material deferred tax assets or liabilities, current or deferred tax expense, or net operating loss carryforwards for the period reported.

         CASH AND CASH EQUIVALENTS

         The Company considers all liquid investments with the maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

         RESEARCH AND DEVELOPMENT COSTS

         Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with SFAS 2, ACCOUNTING FOR RESEARCH AND DEVELOPMENT COSTS. The Company has no research and development costs for the period reported.

         LONG-LIVED ASSETS
         The Company will record potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses. All of the Company's long-lived assets reside in the United States.

         ADVERTISING COSTS
         Advertising costs will be expensed as incurred. There was no advertising expense incurred for the period from inception through September 30, 2000.

         BASIC AND DILUTED NET LOSS PER SHARE
         Net loss per share is calculated in accordance with SFAS 128, EARNINGS PER SHARE for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby wee used to purchase common stock at the average market price during the period.

         The Company has no potentially dilative securities, options, warrants or other rights outstanding. Therefore, basic and diluted net loss per share is the same.

         REPORTABLE OPERATING SEGMENTS
         SFAS 131, SEGMENT INFORMATION, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance. The Company intends to operate one business and operating segment.

         NEW ACCOUNTING PRONOUNCEMENTS
         In February 1998, the Financial Accounting Standards Board issued SFAS 132, EMPLOYERS DISCLOSURES ABOUT PENSION AND OTHER POST RETIREMENT BENEFITS. This pronouncement revised and standardized, as much as possible, the disclosure requirements of SFAS 87, EMPLOYERS ACCOUNTING FOR PENSIONS, SFAS 88, EMPLOYERS ACCOUNTING FOR SETTLEMENTS AND CURTAILMENTS OF DEFINED BENEFIT PLANS AND FOR TERMINATION BENEFITS and SFAS 106, EMPLOYERS ACCOUNTING FOR POST

         RETIREMENT BENEFITS OTHER THAN PENSIONS. Because the Company has not commenced operations, adoption of SFAS 132 will have no effect on the calculation of pension expense, the results of operations or financial position of the Company. The Company has no post-retirement benefit plans and, therefore, is not subject to the provisions of SFAS 132.

         In June 1998, the Financial Accounting Standards Board issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for the Company's year ending December 31, 2001. The Company does not expect any impact from the adoption of this statement on the Company's financial position, results of operations or cash flows.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific costs and amortization of such costs. The company intends to implement SOP 98-1 effective at inception (April 13, 2000) and, therefore, anticipates no impact on the Company's financial position or results of operations.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), REPORTING ON THE COSTS OF START-UP ACTIVITIES. SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has not yet began operations, all costs associated with start-up activities will be expensed as incurred.

         In December 1998, the Accounting Standards Executive Committee, or AcSEC, issued SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. SOP 98-9 amends SOP-97-2 to require that an entity recognize revenues for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence, or VSOE, of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 and SOP 98-9 will be effective from the Company's inception. We do not expect SOP 98-9 to have any effect on our results of operations.

         In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION, to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. Upon commencement of operations, the Company intends to adopt the revenue recognition practices to conform to SAB No. 101.

2.       SHAREHOLDERS' EQUITY
         COMMON STOCK
         In July 2000, the Company issued 10,000,000 shares of common stock to a single shareholder for $ 5,000 in cash and $ 22,000 in a stock subscription receivable.

3.       COMMITMENTS
         The Company has made no material commitments.

4.       RELATED PARTY
         The Company uses the mailing address of the sole shareholder and director, without charge, as its address of record.

         In the near future, the sole shareholder and director intends to contribute her services to the Company. The Company intends to account for this by computing the market value of these services and including them in additional paid in capital.

         Through September 30, 2000 there were no significant contributed services.

5.       LOSS PER SHARE
         As discussed in Note 1, historical net loss per share is calculated in accordance with SFAS No. 128. The following table reconciles the numerator and denominator for the calculation:

        ---------------------------------------------------------------------- -----------------------------
                                                                                        INCEPTION
                                                                                     (APRIL 13, 2000)
                                                                                  TO SEPTEMBER 30, 2000

        ---------------------------------------------------------------------- -----------------------------
        ---------------------------------------------------------------------- -----------------------------
       BASIC AND DILUTED LOSS PER SHARE:

        ---------------------------------------------------------------------- -----------------------------
        ---------------------------------------------------------------------- -----------------------------
        Numerator

        ---------------------------------------------------------------------- -----------------------------
        ---------------------------------------------------------------------- -----------------------------
x        Net loss                                                                              $   ( 26,923)

        ---------------------------------------------------------------------- -----------------------------
        ---------------------------------------------------------------------- -----------------------------
        Denominator

        ---------------------------------------------------------------------- -----------------------------
        ---------------------------------------------------------------------- -----------------------------
        Basic and diluted weighted average number of




                                      F-6

        common shares outstanding during the period                                              5,411,765
        ---------------------------------------------------------------------- -----------------------------
        ---------------------------------------------------------------------- -----------------------------
        ---------------------------------------------------------------------- -----------------------------
        ---------------------------------------------------------------------- -----------------------------
        Basic and diluted loss per share                                                      $     (0.005)
        ---------------------------------------------------------------------- -----------------------------


6.       GOING CONCERN
         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has not been engaged in any organizational activities and has not begun operations. Through September 30, 2000, the Company had incurred losses of $ 26,923. Successful completion of the Company's business plan is dependent upon obtaining financing in order to have the necessary resources to design, develop and launch the web portal. Management believes that if the financing is not successful, the business plan will be seriously inhibited.

7.       SUBSEQUENT EVENTS
         The Company is proposing to make a public offering 5,000,000 shares of its previously authorized but unissued common stock. The Company plans to file a registration statement with the United States Securities and Exchange Commission on Form SB-2 under the Securities Act of 1933. The anticipated proceeds from the offering will be used to initiate and implement the Company's business plan.

         In October 2000, the Company collected $ 22,000 for the common stock subscription receivable.

                           [LOGO SUPERLOTTO.WS, INC.]

                               SUPERLOTTO.WS, INC.
                          [A Development Stage Company]


                                5,000,000 Shares


                                  Common Stock


                                 $0.10 Per Share

                                 --------------

                                   PROSPECTUS

                                 --------------

                               SUPERLOTTO.WS, INC.
                           3665 Ruffin Road, Suite 225
                           San Diego, California 92123

                               November 13, 2000

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

     1. Section 317 of the California General Corporation Law provides that each corporation shall have the following powers:

(a) For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

(c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made under this subdivision for any of the following:

(1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

(2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

(3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

(d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

(e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

(1) A majority vote of a quorum consisting of directors who are not parties to such proceeding.

(2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

(3) Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

(4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

(f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of Section 315 do not apply to advances made pursuant to this subdivision.

(g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by
Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, paragraph
(11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

(h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

(1) That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

(2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

(i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2) (A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization,
(B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

(j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207.

2. The Issuer's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the California General Corporation Law. The bylaws provide for indemnification in accordance with the foregoing statutory provisions.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

                                                               Amount

SEC Registration fee                                           $132.00
Blue sky fees and expenses                                   $6,000.00
Legal fees and expenses                                     $20,000.00
Printing and shipping expenses                               $4,000.00
Accounting fees and expenses                                 $5,000.00
Transfer and Miscellaneous expenses                          $4,000.00
Total                                                       $39,132.00

* All expenses are estimated except the Commission filing fee.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following sets forth information relating to all previous sales of Common stock by the Registrant which sales were not registered under the Securities Act of 1933.

     In connection with the organization of our company, our founding shareholder, Kristin Brin, paid an aggregate of $27,000 cash to purchase 10,000,000 shares of common stock of our company on July 1, 2000. This transactions were not registered under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration in Section 4(2) of the Act. The securities were offered and sold without any general solicitation to persons affiliated with the Issuer as founding shareholders, are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear such a legend.

ITEM 27. EXHIBITS INDEX.

Number            Exhibit Name
------            ------------
1.1              Subscription Agreement
3.1              Articles of Incorporation
3.2              By-Laws
5.0              Opinion Regarding Legality
23.1             Consent of Expert
24.1             Consent of Counsel

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

ITEM 28. UNDERTAKINGS.

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of California law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant)of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of San Diego, State of California, on November 8, 2000.

(Registrant)                       Superlotto.ws, Inc.

By (signature and title)       /s/ Kristin Brin
                             ----------------------------------
                             President, Treasurer, and Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

(signature)                    /s/ Kristin Brin
                              ----------------------------------
(title)                         President, Chief Executive Officer,
                               Secretary, Chairman of the Board
(date)                          November 8, 2000

(signature)                    /s/ Kristin Brin
                              ----------------------------------
(title)                         Chief Accounting Officer
(date)                           November 8, 2000

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    EXHIBITS

                                       TO

                             REGISTRATION STATEMENT

                                  ON FORM SB-2A

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               SUPERLOTTO.WS, INC.




                                INDEX TO EXHIBITS

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SEC REFERENCE           TITLE OF DOCUMENT
NUMBER

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1.1                     Subscription Agreement

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3.1                     Articles of Incorporation

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3.2                     Bylaws

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5                       Consent of  Seigel-Smith, CPA

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23                      Consent of Kennan E. Kaeder

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27                      Financial Data Schedule